                                                                    Exhibit 10.1

                      FORBEARANCE AND SETTLEMENT AGREEMENT

      THIS FORBEARANCE AND SETTLEMENT AGREEMENT ("Agreement") is made as of March __, 2003, among Interferon Sciences, Inc., a Delaware corporation, with an office at 783 Jersey Avenue, New Brunswick, New Jersey 08901 ("Debtor"), The American National Red Cross, a charitable and nonprofit corporation with an office at 8111 Gatehouse Road, Falls Church, VA 22042 ("Lender") and Hemispherx Biopharma, Inc., a Delaware corporation, with an office at 1617 JFK Boulevard, Suite 660, Philadelphia, Pennsylvania 19103 ("HEB").

                                   BACKGROUND:

      A. As of December 28, 1998, Debtor was indebted to Lender in the amount of One Million Four Hundred Sixty Thousand Eighteen ($1,460,018.00) Dollars pursuant to the provisions of that certain Supply Agreement dated as of April 1, 1997 by and between Lender and Debtor (the "Supply Agreement"), together with interest thereon at the rate set forth therein (the "Existing Debt");

      B. Subject to the application of any payments made on or after December 28, 1998 and the date of this Agreement, the Existing Debt is currently due and owing without offset, deduction or counterclaim whatever. Lender is entitled to exercise all rights and remedies available to it under the Supply Agreement and in accordance with applicable law, without necessity of further notice or demand.

      C. Debtor has (i) granted and conveyed to Lender a mortgage, dated as of January 5, 1999 (the "Mortgage"), upon all of the real property and improvements thereon owned by Debtor (the "Property") as security for the repayment of the Existing Debt, (ii) entered into a Security Agreement dated as of January 5, 1999 and amended on March __, 2003 ("Security Agreement") granting to Lender a security interest in certain of Debtor's receivables, inventory, equipment and net operating losses and (iii) entered into an Assignment of Leases and Rents dated as of January 5, 1999 (the "Assignment of Leases") assigning to Lender, Debtor's interest in the rents and leases affecting the Property. The Mortgage, the Security Agreement and the Assignment of Leases shall hereinafter be referred to collectively as the "Loan Documents."

      D. Lender has agreed to accept $500,000 in settlement of all obligations of Debtor to Lender, including the Existing Debt; and has agreed to provide Debtor a period of time to raise such funds, on the terms and conditions set forth herein.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby agree as follows:

1. The foregoing recitals are hereby incorporated into this Agreement by this reference.

2. Debtor acknowledges that as of the date hereof, the Existing Debt is approximately $1.3 million, all of which is due and payable by Debtor to Lender without defense, setoff or counterclaim (to the extent that any such defense, setoff or counterclaim now exists or heretofore existed, Debtor hereby expressly waives and releases same). Debtor further acknowledges that interest will continue to accrue on the Existing Debt in accordance with the terms of the Supply Agreement.

3. During the period (the "Forbearance Period") from the date hereof through the earlier of (i) the date which is 10 days prior to the date (the "Redemption Date") the court in the Case entitled Sass sets for redemption of the outstanding tax certificates (provided; however, if ISI receives notice of the Redemption Date and prior to the date which is 10 days prior to the Redemption Date the case is terminated with prejudice, this Section 3 (i) shall be of no force of effect), (ii) May 31, 2003, and (iii) an Event of Default, Lender agrees to forbear in the exercise of the rights and remedies available to Lender as a result of defaults under the Supply Agreement or the Loan Agreements.

4. At any time during the Forbearance Period, (i) Debtor shall have the right to pay Lender $500,000 in full settlement of all obligations of Debtor to Lender, including the Existing Debt or (ii) HEB shall have the right to pay Lender $500,000 in HEB common stock, par value $.001 per share, under the terms set forth on Exhibit A attached hereto, in full settlement of all obligations of Debtor to Lender, including the Existing Debt. Debtor and Lender shall exchange general releases at the time of any such payment, and Lender shall promptly take all actions as shall be necessary or desirable to release its liens on the property of Debtor and terminate the Loan Documents. On the date hereof, Debtor is selling its inventory to HEB and granting HEB a license to sell ALFERON N Injection. As partial compensation for the inventory and the license, Debtor shall receive approximately 487,000 shares (the "ISI Shares") of HEB common stock. HEB is obligated to register the resale of the ISI Shares on a Form S-3 Registration Statement. For a period commencing on the effective date of the Registration Statement and ending on the earlier of (a) the date 90 days after the effective date of the Registration Statement and (b) the date on which the registration statement covering the shares issued to the Lender, described in Exhibit A hereof, is declared effective, Debtor agrees to pay Lender, within 10 days of the end of each calendar month, 25% of the net proceeds Debtor receives from the sale of the ISI Shares. Any proceeds paid by Debtor to Lender shall reduce the amount required to be paid by HEB to Lender under (ii) above and HEB shall issue to Debtor the number of the shares of HEB common stock which would have otherwise been issued to Lender. Any such shares issued to Debtor shall have all the benefits of and be subject to all of the terms set forth in Exhibit A attached hereto.

5. Upon the expiration of the Forbearance Period, whether through the passage of time or the occurrence of an Event of Default, if Debtor or HEB has not made the payment contemplated by Section 4, the Existing Debt of Debtor shall be immediately due and payable in full and Lender shall be free to exercise all rights and remedies available to it without necessity of notice or demand to any party. Debtor expressly acknowledges and agrees that Lender
      (i) has made no legally binding commitments with regard to the further forbearance in the exercise of its rights and remedies; and (ii) is not legally obligated to further modify or amend the payment obligations of Debtor under the Loan Documents. In addition, Debtor represents and warrants to Lender that the execution, delivery and performance of this Agreement does not conflict with any agreement to which the Debtor is subject.

6. An "Event of Default" shall exist hereunder (a) if any decree or order for relief is entered by a court having jurisdiction in respect of the Debtor in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or under any other applicable federal or state bankruptcy, insolvency or other similar law, or if there is appointed a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Debtor or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days or (b) if a voluntary case is commenced by the Debtor under the federal bankruptcy laws, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy, insolvency or other similar law, or if Debtor consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Debtor or of any substantial part of its property, or if Debtor makes any assignment for the benefit of creditors.

7. Except as expressly set forth herein with respect to Lender's forbearance during the Forbearance Period and Lender's agreement to settle all obligations of Debtor to Lender, including the Existing Debt, the Loan Documents remain in full force and effect in accordance with their terms.

8. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

9. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10. The rights and remedies set forth herein, or in any other document or agreement referenced herein, to be vested in or conferred on Lender shall be cumulative and shall be in addition to and not in substitution of or in derogation of the rights and remedies conferred upon Lender by any applicable law.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                   DEBTOR:

                   INTERFERON SCIENCES, INC.

                   By:
                          --------------------------------------
                   Name:
                          --------------------------------------
                   Title:
                          --------------------------------------

                   LENDER:

                   AMERICAN NATIONAL RED CROSS

                   By:
                          --------------------------------------
                   Name:
                          --------------------------------------
                   Title:
                          --------------------------------------

                   HEMISPHERX BIOPHARMA, INC.

                   By:
                          --------------------------------------
                   Name:
                          --------------------------------------
                   Title:
                          --------------------------------------

EXHIBIT A

As set forth in Section 4 of the Forbearance Agreement, HEB shall have the right to (i) deliver to the Lender, common stock, par value $.001 per share, of HEB (the "HEB common stock") with a Market Value (as defined below) of $500,000 and
(ii) a guaranty, in the manner and for the period hereinafter provided, in full satisfaction of all of the Debtor's obligations to the Lender. The date on which HEB delivers the HEB common stock to the Lender shall be referred to as the "Settlement Date." The Market Value per share of HEB Common Stock shall be $1.59. The shares of HEB common stock delivered to the Lender on the Settlement Date shall be referred to as the "Settlement Shares."

1. Within 30 days of the Settlement Date, but not prior to the effectiveness of the registration statement covering the shares of HEB common stock issued by HEB in connection with the sale of Debtor's inventory to HEB, HEB shall file a registration statement (the "Registration Statement") on Form S-3 with the Securities and Exchange Commission registering the Settlement Shares for resale, and use its best efforts to have the Registration Statement declared effective within 90 days after the Settlement Date. HEB agrees to keep the Registration Statement effective until the earlier of the date (i) which is two years after the Settlement Date and (ii) Lender does not own any Settlement Shares.

2. Commencing on the effective date of the Registration Statement ("Effective Date"), Lender shall have the right but not the obligation to sell the Settlement Shares. Without the prior written consent of HEB, until the first anniversary of the Settlement Agreement, Lender agrees not to sell more Settlement Shares than as provided in the following schedule:

      (a) If the closing price of HEB common stock on the ASE the immediately preceding trading day is less than $ 1.50, Lender can sell the lesser of
      (i) 2,000 Settlement Shares and (ii) 6 % of the current day's trading volume of HEB common stock.

      (b) If the closing price of HEB common stock on the ASE the immediately preceding trading day is greater than or equal to $ 1.50 but less than or equal to $ 1.99, Lender can sell a number of Settlement Shares equal to the greater of (i) 2,000 Settlement Shares and (ii) the lesser of 6,000 Settlement Shares and 6 % of the current day's trading volume of HEB common stock.

      (c) If the closing price of HEB common stock on the ASE the immediately preceding trading day is greater than or equal to $ 2.00 but less than or equal to $ 3.00, Lender can sell a number of Settlement Shares equal to the greater of (i) 2,000 Settlement Shares and (ii) the lesser of 8,000 Settlement Shares and 6 % of the current day's trading volume of HEB common stock.

      (d) If the closing price of HEB common stock on the ASE the immediately preceding trading day is greater than $ 3.00, Lender can sell a number of Settlement Shares equal to the greater of (i) 2,000 Settlement Shares and
      (ii) the lesser of 12,000 Settlement Shares and 6 % of the current day's trading volume of HEB common stock.

3. If by the first anniversary of the Settlement Date, the Lender has not sold all the Settlement Shares; Lender shall, for a period of 30 days commencing on the first anniversary of the Settlement Date, have the right to deliver to HEB evidence of the number of Settlement Shares which it still owns and a request for the guaranty ( the "Guaranty Notice"). Within 10 days of the receipt by HEB of the Guaranty Notice, HEB shall pay to Lender in cash, an amount (the "Guaranty Payment") equal to the product received by multiplying (i) the number of Settlement Shares which remain unsold and (ii) the Market Value. Simultaneously with the receipt of the Guaranty Payment, Lender shall execute a stock power transferring the unsold Settlement Shares to HEB. In the event HEB does not receive the Guaranty Notice within 30 days of the first anniversary of the Settlement Date the Guaranty Obligation shall be conclusively deemed null and void.